Exhibit 4.2.3

STRINGER SAUL LLP

DATED 1 MARCH 2006

(1)  SKYEPHARMA PLC

and

(2)  DR KENNETH CUNNINGHAM

SERVICE AGREEMENT

17 Hanover Square  London  W1S 1HU
Tel: 020 7917 8500  Fax: 020 7917 8555

This Agreement is made on the 1 day of March 2006

BETWEEN:

1.                                       SKYEPHARMA PLC a company incorporated within England and Wales (registered number company No.00107582) whose registered office is at 105 Piccadilly, London W1J 7NJ (the “Company”)

and

2.                                       DR KENNETH CUNNINGHAM of Springwood House, Penn Road, Beaconsfield, Buckinghamshire HP9 2TS (“the Executive”)

IT IS HEREBY AGREED AS FOLLOWS:

1                                         Interpretation

1.1                                 In this Agreement the following words and expressions shall have the following meanings:

1.1.1                                                “Group Company” - a company which is from time to time a Subsidiary or a Holding Company of the Company or a Subsidiary (other than the Company) of a Holding Company of the Company

1.1.2                                                “Group” the Company and any Group Companies from time to time;

1.1.3                                                “the Board” - the board of directors from time to time of the Company including any committee of the board duly appointed by it;

1.1.4                                                “Subsidiary” and “Holding Company” - the meanings respectively ascribed thereto by s. 736 of the Companies Act 1985 as originally enacted;

1.1.5                                                “the ERA”- the Employment Rights Act 1996; and

1.1.6                                                “Termination Date” means the date of termination of the Executive’s employment.

1.2                                 References in this Agreement to statutes shall include any statute modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same.

1.3                                 Headings are for ease of reference only and shall not be taken into account in the construction of this Agreement.

2                                         Appointment

2.1                                 The Company hereby appoints the Executive and the Executive agrees to serve the Company as Chief Operating Officer or in such position as the Board may specify from time to time in its absolute discretion. It is the intention that the Executive will be appointed as a Director of the Company by not later than 31 July 2006. Any breach by the Company of the obligation to appoint the Executive as a director by 31 July 2006 shall be regarded as a repudiatory breach of contract by the Company.

2.2                                 The Company may from time to time appoint any other person or persons to act jointly with the Executive.

2.3                                 If the Executive is unable to fully carry out his duties for whatever reason the Company may, at its absolute discretion, engage or employ any other person or persons to perform some or all of the Executive’s duties on a temporary basis until the Executive is able fully to resume the proper performance of his duties hereunder.

2.4                                 Nothing in this Agreement shall mean or be deemed to mean that the Company is obliged to provide work to the Executive or that the Executive has the right to perform services for the Company or the Group Company.

3                                         Secondment

The Company shall be entitled to second the Executive’s services on a full or part time basis to any Group Company and the Executive shall hold such offices of the Company and of any Group Company and perform such duties and fulfil such obligations for a Group Company for such periods as the Company may require but such secondments shall not release the Executive or the Company from their respective obligations under this Agreement.

4                                         Warranties On Appointment

4.1                                 The following warranties will be deemed to be given by the Executive to the Company on the date of this Agreement and the said warranties will be deemed to continue to be accurate during the course of the Executive’s employment under this Agreement until and unless he informs the Board in writing to the contrary: -

4.1.1                                                to the best of his knowledge he is physically and mentally fit to be employed by the Company. He will disclose to the Board or to the Company’s nominated doctor any information, which may lead the Company to believe otherwise. He hereby consents to the disclosure of his medical records on request by the Company at any time prior to or during the course of his employment hereunder;

4.1.2                                                he is legally entitled to reside and work in the United Kingdom and will produce to the Company (who will take copies of the same) before commencement of his employment all documents that the Company reasonably requires to ensure its compliance with the provisions of the Asylum and Immigration Act 1996.

4.1.3                                                by accepting the terms of this Agreement he will not thereby breach any express or implied term of any other contract and he agrees to indemnify the Company against all costs claims or demands suffered by it as a result of any such breach or any allegation of such a breach;

4.1.4                                                he has disclosed to the Board all information which might lead to a conflict between his personal interests and the interests of the Company in the light of his knowledge of the Company’s current plans and activities. The said declaration includes without limitation a list of all his current substantial shareholdings directorships, partnerships and appointments;

4.1.5                                                the contents of his CV and any other documents which he has disclosed to the Company concerning his past history are true;

4.1.6                                                he holds and will continue to hold any qualifications which he has indicated to the Company that he holds and any qualifications which the Company has indicated to him as being necessary for the performance of his duties under this Agreement;

4.1.7                                                he knows of no circumstances which could either:

4.1.7.1                                                               lead to a claim by a third party against the Company as a result of something done by  him; or

4.1.7.2                                                               be viewed by the Company as a breach by him of his obligations under any employment agreement with the Company.

5                                         Term of Appointment

5.1                                 Subject to clause 18 hereof, the Executive’s employment shall commence on 24 April 2006 and continue until terminated by the Company giving to the Executive not less than twelve months written notice, or by the Executive giving to the Company not less than six months written notice.

5.2                                 Once notice to terminate has been given by either party in accordance with clause 5.1 hereof, or any other purported termination of the Agreement by either party or if notice of a shorter period than that required by clause 5.1 hereof has been given, the Company reserves the right, exercisable in its absolute discretion, to terminate the Executive’s employment by making a payment in lieu of the notice required by clause 5.1 or any unexpired part of such notice.

5.3                                 Any payment in lieu of notice shall consist of a sum equivalent to the Executive’s basic salary (at the rate applicable at the date notice is given) and the following benefits provided by the Company: car allowance, pension contributions, and any insurance benefits which the Executive is receiving at the date notice is given, or a payment of the monetary value in lieu thereof, for the notice period required by clause 5.1 or any unexpired period thereof and shall be subject to such statutory deductions as the Company is required to make. For the avoidance of doubt, the payment in lieu of notice shall not include any benefits not specified in this clause 5.3, or entitlement to annual or other bonuses or any rights under the Company’s share plans from time to time.

5.4                                 The Company reserves the right to make such payment in lieu of notice (or any part thereof) in equal instalments at monthly intervals in advance during the relevant period. The Executive undertakes to inform the Company in writing as soon as he receives an offer of suitable alternative employment during the relevant period and of the amount of the salary and benefits he will be entitled to receive and to commence that employment as soon as is reasonably practicable. The Executive agrees that the amount of the payment in lieu of notice shall be reduced or extinguished by the gross amount of any monies payable and the value of any benefits provided directly or indirectly to the Executive arising out of such alternative employment with effect from the first day of his paid alternative employment and the Executive undertakes to repay to the Company within 14 days of receipt any monies paid in advance which relate to any period of paid alternative employment. The Executive agrees to provide to the Company within 14 days of written demand for the same written evidence (in a form reasonably satisfactory to the Company) of salary and benefits received by the Executive from his new employment during the relevant period.

5.5                                 In the event that the employment of the Executive is terminated by the Company without notice on or before 31 July 2006 (other than for one of the reasons detailed in clause 18.1 hereof) the Company will pay to the Executive a lump sum payment in lieu of 12 months’ notice within 28 days of the Termination Date.

5.6                                 In the event that the employment of the Executive is terminated by the Company on or after 1 August 2006 without notice (other than for one of the reasons detailed in clause 18.1 hereof) the Company will pay to the Executive a lump sum payment in lieu of 6 months’ notice within 28 days of the Termination Date and the remaining balance of six months’ notice will be paid in instalments starting 6 months after the Termination Date, pursuant to clause 5.4 above.

5.7                                 In the event that the employment of the Executive is terminated by the Company on or after 1 August 2006 on notice (other than for one of the reasons detailed in clause 18.1 hereof) the Company will be entitled to place the Executive on Garden Leave for up to 6 months (pursuant to clause 6 hereof), and will pay to the Executive a lump sum payment in lieu of 6 months’ notice within 28 days of the Termination Date and the remaining balance of notice (if any) will be paid in instalments starting 6 months after the Termination Date, pursuant to clause 5.4 above.

5.8                                 For the avoidance of doubt:

5.8.1                                                If the Company terminates the Executive’s employment other than in accordance with its rights under this Agreement any entitlement to damages for breach of contract will be assessed on the normal common law principles (including the Executive’s obligation to mitigate his loss); and

5.8.2                                                The right of the Company to make a payment in lieu of notice does not give rise to any right for the Executive to receive such a payment.

5.9                                 The Executive’s continuous employment with the Company will begin on 24 April 2006. No employment with a previous employer will count as part of the Executive’s period of continuous employment with the Company.

5.10                          The Executive’s employment will terminate automatically without notice being given on his 65th birthday.

6                                         Garden Leave Provision

6.1                                 The Company reserves the right where either party to this Agreement gives notice (including short or no notice) to terminate this Agreement or otherwise purports to terminate the Executive’s employment, to:

6.1.1                                                exclude the Executive from all or any of the Company or any Group Company’s places of business; or

6.1.2                                                to require him to attend one of the Group Company’s offices to carry out special projects which are reasonably commensurate with his position and within his skill and competence as directed by the Board; or

6.1.3                                                to forbid him to contact the employees, clients or suppliers of the Company or any Group Company, in relation to the business of the Company or any Group Company with which he was concerned in the 12 months prior to being put on garden leave for period(s) of up to 6 months of the Executive’s contractual notice period (the “Garden Leave Period”).

6.2                                 Where the Company exercises its rights under clause 6.1 above, it is relieved from any obligation whatsoever to provide the Executive with work to do, or to allow the Executive access to any premises of the Company or any Group Company, or to have contact with or dealings with employees, clients or suppliers of the Company or any Group Company in relation to the business of the Company or any Group Company, or to allow the Executive to carry out his normal duties and the Executive’s normal duties under this Agreement will be suspended during such period.

6.3                                 During any Garden Leave Period the Executive will, if requested, remain readily contactable by providing telephone and other contact details and be available to work for the Company save when the Executive is on holiday by prior agreement with the Company.

6.4                                 During the Garden Leave Period the Executive’s salary and all other contractual benefits shall not cease to be payable or provided by reason only of the Company exercising its rights pursuant to sub clauses 6.1 and 6.2 of this Clause 6. The Executive’s holiday will continue to accrue during the Garden Leave period subject to clause 6.6 hereof. This Clause shall not affect the general right of the Company to suspend in accordance with Clause 20.2 nor affect the rights and obligations of the parties prior to the service of such a notice.

6.5                                 During the Garden Leave Period the Executive remains an employee of the Company and is bound by the terms of this Agreement (other than to perform work for the Company unless specifically required to do so). In particular, the Executive remains bound by his obligations of confidentiality, loyalty, good faith, and exclusive service to the Company, including those obligations set out in clauses 7 which obligations, inter alia, preclude the Executive from taking up any other employment during the Garden Leave Period if it would conflict with such obligations.

6.6                                 The Company reserves the right to require the Executive to take any accrued or outstanding holiday entitlement during the Garden Leave period.

7                                         Powers, Duties, Workplace and Working Hours

7.1                                 During the continuance of his employment hereunder the Executive shall owe a duty of fidelity and good faith to the Company which shall include the following:

7.1.1                                                unless prevented by ill health or other unavoidable cause during Normal Working Hours (as defined in clause 7.3) the Executive shall devote the whole of his working hours and of his attention and abilities to carrying out his duties hereunder and to the business of the Company and any Group Company, and use his best endeavours to develop the business and interests of the Company and any Group Company and will not extend, develop or evolve the business of the Company and any Group Company other than through the Company and any Group Company and will bring to the attention of the Company any relevant business opportunities for the Company or any Group Company of which the Executive becomes aware;

7.1.2                                                the Executive shall diligently and faithfully serve the Company and its Group Companies to the best of his ability and carry out his duties in a proper and efficient manner and use his best endeavours to promote and maintain the interests and reputation of the Company and of its Group Companies;

7.1.3                                                the Executive shall exercise such powers and perform such duties in relation to the business of the Company and/or of its Group Companies as may from time to time be vested in or assigned to him by the Board;

7.1.4                                                the Executive shall comply with all reasonable requests and directions from time to time given to him by the Board and with all rules and regulations from time to time laid down by the Company concerning its employees;

7.1.5                                                the Executive shall keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and/or its Group Companies and provide such explanations as the Board may reasonably require;

7.1.6                                                the Executive shall not at any time directly or indirectly and whether on his own behalf or on behalf of any third party entice or encourage or seek to entice or encourage any other employee of the Company or any other Company in the Group to leave their employment;

7.1.7                                                the Executive shall not at any time directly or indirectly and whether on his own behalf or on behalf of any third party entice or encourage or seek to entice or encourage any other consultant or contractor of the Company or any other Company in the Group to leave their engagement;

7.1.8                                                the Executive shall promptly disclose to the Board any of the following information which comes into his possession during his employment:

7.1.8.1                                                               the plans of any employees to leave the Company or any Group Company (whether alone or in concert with other employees);

7.1.8.2                                                               the plans of any employee (whether alone or in concert with other employees) to join a competitor or to establish a business in competition with the Company or any Group Company;

7.1.8.3                                                               any steps taken by any employee to implement either of such plans in clause 7.1.8.1. and 7.1.8.2 above, including but not limited to any attempts to approach or solicit clients or customers of the Company or any Group Company;

7.1.8.4                                                               the misuse by any employee or any third party of any confidential information (as defined in clause 17) belonging to the Company or any Group Company;

7.1.8.5                                                               the misconduct of any employee or consultant or agent of the Company.

7.1.9                                                the Executive shall be obliged to make disclosure under clause 7.1.6 notwithstanding that to do so would involve disclosure of information pertaining to the Executive’s own activities, including breaches by him of his contract of employment;

7.1.10                                          not at any time to knowingly make any untrue or misleading statements in any media relating to the Company or any Group Companies or do anything that is harmful to the Company or any Group Company or any employee, clients or suppliers;

7.1.11                                          inform the Company Secretary of any change in his home address or telephone number, bank or building society details (for payment purposes) relevant qualifications and licences or any criminal charges or convictions.

7.2                                 Subject to clauses 2.4 and 3 the Executive’s normal place of work shall be the Company’s premises at 105 Piccadilly, London W1V 9FN but the Company reserves the right to require the Executive to change his normal place of work to such other premises of the Company or Group Company within the Home Counties of the United Kingdom as the Company may from time to time require. The Executive will be required to travel to such places (both within and outside the UK) in such manner and on such occasions as the Company may from time to time be required for the proper performance of his duties.

7.3                                 In performing his duties, the Executive may be required to work outside the UK for consecutive periods of up to two months. In that event, the Executive’s remuneration will continue to be paid by the Company in accordance with this Agreement and there will be no changes to his other benefits, save as may be notified to him.

7.4                                 Subject to clauses 2.4 and 3, the Executive’s normal working hours shall be five days each week from 9 am to 5.30 pm with a one-hour break for lunch together with such additional hours outside these hours as may be necessary for the proper and efficient performance of the Executive’s duties. No payment will be made for any additional hours worked by the Executive, nor will time off in lieu be permitted except with the agreement of the Board.

8                                         Working Time Regulations Opt-Out

The Executive accepts that by signing this agreement he has agreed that regulation 4(1) of the Working Time Regulations 1998 (which limits the Executive’s working time to an average of 48 hours for each 7 days) shall not apply. The Executive accepts that this opt-out will be for an indefinite period but may be terminated by the Executive giving 3 months written notice of termination of the opt-out to the Company at any time

9                                         Restrictions During Employment

The Executive shall not during the continuance of his employment hereunder (whether during or outside of his employment or his working hours) without the prior consent in writing of the Board either alone or jointly with or on behalf of the another and whether directly or indirectly and whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise howsoever shall not engage in, carry on or be interested or concerned in any other business, trade, profession, occupation or fee-earning activity which is similar to or competes with or may compete with the business of the Company or any Group Company or which may, in the opinion of the Board, cause a conflict of interest in connection with the Executive’s duties to the Company or any Group Company. This shall not preclude him from holding not more than three per cent of any class of issued shares or other securities which are listed or dealt in on any recognised stock exchange by way of bona fide investment only.

10                                  Remuneration

10.1                          During his appointment the Company shall pay the Executive a basic salary at the rate of £250,000 per annum which shall accrue from day to day. Salary will accrue from day to day and shall be payable in equal monthly instalments in respect of the current month, on or before the last day of each month or the nearest working day thereto and shall be subject to all lawful deductions. The salary shall be deemed to include any fees receivable by the Executive as a Director of the Company or any Group Companies.

10.2                           For the purposes of the ERA the Executive authorises the Company at any time during his employment, and in any event upon termination howsoever arising, to deduct from the Executive’s remuneration under this Agreement any sums from time to time owed by him to the Company or any Group Company, including but not limited to any outstanding loans, advances, excess holiday, the cost of repairing any damage or loss of the Company’s property caused by the Executive (and of recovering it) and any other monies owed by the Executive to the Company.

11                                  Expenses

The Company shall reimburse to the Executive all travelling, hotel, entertainment and other out-of-pocket expenses reasonably incurred by him in the proper performance of his duties hereunder subject to his compliance with the Company’s guidelines as amended from time to time relating to expenses and to the production (if required) of receipts, vouchers or other evidence of actual payment of the expenses.

12                                 Benefits

Pension

12.1                           The Executive is eligible to participate in the Company’s stakeholder compliant pension scheme (“the Scheme”) subject to the rules of the Scheme for the time being in force. Brief details of the Scheme a can be obtained from the Company Secretary. The Company reserves the right at any time to change the rules of the Scheme, to terminate its participation in the Scheme or to substitute another pension scheme.

12.2                           The Company will pay contributions at the rate of an amount equivalent to 17.5% per annum of the Executive’s basic salary to an Inland Revenue approved personal pension scheme of his choice.

12.3                           There is not a contracting-out certificate in force in respect of the Executive’s employment.

Car Allowance

12.4                           The Executive will receive a car allowance of £9,000 per annum. This will be paid in 12 equal monthly instalments net of tax and National Insurance contributions with the Executive’s salary each month.

Life Assurance

12.5                           The Company shall pay the premiums for providing the Executive with Life Assurance cover of four times his annual salary payable under clause 10.1, subject to any limits imposed by HM Revenue a & Customs from time to time, to the approval of the Company’s insurers to provide such insurance on terms considered reasonable by the Company and any terms and conditions they may impose and to the rules of the Policy from time to time in force. The Executive agrees to undergo a medical examination if required to obtain such insurance cover.

Other Insurances

12.6                           During the period of this Agreement, the Executive shall be entitled to participate in any private medical expenses insurance, permanent health insurance and critical illness insurance schemes which the Company may make available to employees of the Executive’s status and which the Board expressly offer to the Executive. Any such participation shall be subject to and in accordance with the rules of the relevant scheme from time to time in force and participation in any such scheme shall not affect the right of the Company to terminate the employment under any other provision of this Agreement.

12.7                           The Company will have not liability to pay any benefit to the Executive under any scheme referred to in clause 12 above, unless it first receives payment of the benefit from the insurers of the benefits under the relevant scheme.

12.8                           Any benefits provided by the Company or any Group Company to the Executive which are not expressly referred to in this Agreement shall be regarded as ex gratia and made at the absolute discretion of the Company and shall not confer any contractual entitlement upon the Executive.

Participation in Share Plans and Bonus Arrangements

12.9                           The Executive shall be entitled to participate in any bonus or share plan operated by the Company from time to time at a level commensurate with his position in the Company subject always to the rules of the relevant plan from time to time. For the avoidance of doubt and without prejudice to the generality of the foregoing the Executive will currently be entitled to participate in the following arrangements:-

The SkyePharma PLC Deferred Share Bonus Plan;

The SkyePharma PLC 2004 Long-Term Incentive Plan; and

The SkyePharma PLC International Share Purchase Plan.

Under the SkyePharma PLC Deferred Share Bonus Plan the Executive’s current maximum annual bonus potential will be 100% of his basic annual salary from time to time.

Special Share Purchase & Matching Clause

12.10                     The Company requires executives at this level to hold a significant number of shares in the capital of the Company. In the case of the Chief Operating Officer, the target for share ownership is shares in the Company with an aggregate purchase price of 2 x the Executive’s annual salary (as specified in clause 10.1), such target to be achieved within 3 years of the date his employment with the Company started. If the Executive acquires ordinary shares in the Company during the period commencing on 6 February 2006 and finishing prior to 24 February 2006, the number of shares acquired during this period with an aggregate purchase price up to a maximum of 1/3rd of the Executive’s salary as set out in Clause 10.1 of this Agreement (the “Executive Shares”), shall qualify for an award of shares provided by the Company (“Matching Shares”). After completion of this Agreement, the Company will grant an award of Matching Shares as soon as practicable after the acquisition of the Executive Shares. The maximum Matching Share award shall be 2 Matching Shares for every Executive Share. The minimum Matching Share award shall be one Matching Share for every Executive Share.  Matching Shares shall be released as follows:-

12.10.1                                    50% of the total number of Matching Shares granted shall be released to the Executive on the first anniversary of their date of grant subject to the Executive satisfying the following conditions:-

12.10.1.1                                                   continued employment by a Group Company over this period; and

12.10.1.2                                                   retention of his associated Executive Shares over this period;

12.10.2                                    the balance of Matching Shares not released in accordance with clause 12.10.1 above shall be released to the Executive on the second anniversary of their date of grant subject to the Executive satisfying the following conditions:-

12.10.2.1                                                   continued employment by a Group Company over this period; and

12.10.2.2                                                   retention of his associated Executive Shares over this period.

It should be noted that this Clause is a summary of the Share Purchase & Matching Agreement. If there is any conflict between this Clause and the terms of the Share Purchase & Matching Agreement, the terms of the Share Purchase & Matching Agreement shall have precedence. In the event that the Executive’s employment is terminated by the Company (other than for one of the reasons detailed in clause 18.1 hereof) the Company will ensure that shares purchased by the Executive between 6 and 24 February 2006 shall be matched by the Company on a one for one basis.

13                                  Holidays

13.1                           The Company’s holiday year runs from 1 January to 31 December (“Holiday Year”).

13.2                           In addition to normal bank and other public holidays in England, the Executive shall be entitled in every Holiday Year to 25 working days paid holiday which shall be calculated pro rata, to be taken at such time or times as may be approved by the Chairman of the Board (“the Chairman”). As much notice as possible should be given and no firm arrangements made until the Chairman’s agreement has been given. For the purposes of the Working Time Regulations, the Executive is required to take a minimum of 20 days holiday (pro rata) including normal bank and public holidays in England in each Holiday Year.

13.3                           The Executive may, with the consent of the Chairman, carry forward up to 5 days of his annual holiday entitlement to the next Holiday Year. No payment in lieu of untaken holiday entitlement will be made except in accordance with clause 13.4.

13.4                           Paid holiday entitlement shall accrue at the rate of 2.08 working days per month of completed service in each calendar year and on the determination of his employment hereunder the Executive shall be entitled to pay in lieu of outstanding holiday entitlement in respect of that calendar year or shall be required to repay to the Company for holiday taken in excess of his actual entitlement and for the purposes of this clause the basis of calculation shall be 1/260 annual salary for each day’s holiday entitlement. The Company reserves the right to require the Executive to take any accrued unused holiday entitlement during his period of notice.

13.5                           The Executive may not convert a period of holiday into a period of absence due to sickness or injury if he becomes incapacitated immediately before or during a period of holiday, without the prior agreement of the Board.

13.6                           If the Executive is dismissed and the principal reason for his dismissal is misconduct or if the Executive fails to give sufficient notice to terminate his employment, the Executive will not be entitled to any payment in lieu of any accrued holiday entitlement in excess of the statutory minimum to which he is entitled under the Working Time Regulations 1998.

14                                  Incapacity

14.1                           If the Executive is absent from work due to illness or accident he shall notify the Chairman as soon as possible and if this incapacity continues for seven or more consecutive days he shall on the seventh day of such absence and on each succeeding seventh day submit a doctor’s certificate to the Company. If the Executive is absent from work for less than seven days, the Company may require the Executive to provide a sickness report form as evidence of his illness or incapacity.

14.2                           Without prejudice to the Company’s right to terminate this Agreement pursuant to clause 18.2, if the Executive is absent from work due to Incapacity duly notified and certified in accordance with clause 14.1 the Company will pay the Executive’s remuneration and benefits due under this Agreement for a maximum of a total aggregate period of 90 working days in any period of 12 calendar months. Thereafter, the payment of remuneration and provision of benefits shall be at the absolute discretion of the Company. Exercise of discretion on one occasion, shall not imply a contractual entitlement.

14.3                           The remuneration paid under clause 14.2 for absence due to Incapacity shall include any statutory sick pay (SSP) payable and when this is exhausted shall be reduced by the amount of social security sickness benefit or other benefits recoverable by the Executive (whether or not recovered). For SSP purposes the Executive’s qualifying days are Monday to Friday.

14.4                           For the purposes of clauses 14.2 and 14.3 above, “Incapacity” shall mean any illness, accident or other likely cause but excluding any illness or accident caused by the Executive’s own negligence which prevents the Executive from performing his duties hereunder.

14.5                           The Company reserves the right to require the Executive at any time to submit himself for examination by a doctor appointed by the Company at the Company’s expense.

14.6                           If the Executive is caused to be incapable of performing his duties and responsibilities hereunder by a third party and the Company wishes to bring an action against such third party the Executive will (at the Company’s expense) provide all such assistance and co-operation as the Company may reasonable require for the purpose of prosecuting such an action.

15                                  Inventions and Improvements

15.1                           If the Executive creates or discovers or participates in the creation or discovery of any inventions or Intellectual Property during the course of his employment with the Company, the Executive shall promptly give to the Company full details of such inventions or Intellectual Property and if such inventions or Intellectual Property in the opinion of the Company relate to or are capable of being used in the business for the time being carried on by the Company or any Group Company or if such inventions or Intellectual Property shall be an invention belonging to the employer as defined in Section 39 (1) of the Patents Act 1977, then without prejudice to any other right of the Company or any Group Company any such inventions or Intellectual Property shall be the absolute property of the Company and the Executive shall forthwith and from time to time both during his employment and thereafter at the request and expense of the Company:

15.1.1                                          give and supply all such information, data, drawings and assistance as may be necessary to enable the Company to exploit such inventions or Intellectual Property to the best advantage;

15.1.2                                          execute all documents and do all things which may be necessary or desirable for obtaining patent or other protection for the inventions or Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct;

15.1.3                                          not do any act or fail to do any act which might invalidate or adversely affect any inventions or Intellectual Property.

15.2                           The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to sign execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause 15 and in favour of any third party a certificate in writing signed by any director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

15.3                           The Executive waives all of his moral rights as defined in the Copyright Designs and Patents Act 1988 in respect of any acts of the Company or any acts of third parties done with the Company’s authority in relation to the inventions and Intellectual Property which are the property of the Company (or are the property of the Company by virtue of clause 15.2 hereof).

15.4                           Rights and obligations under this clause shall continue in force after termination of this Agreement in respect of inventions or Intellectual Property made or discovered during the Executive’s employment under this Agreement and shall be binding upon his representatives.

15.5                           Any legal proceedings issued by the Company or any Group Company in respect of any infringement or dispute or threatened dispute or infringement will be conducted at the Company’s discretion and expense and the Executive agrees to give all reasonable assistance in any such legal proceedings.

15.6                           In this clause 15, “Intellectual Property” includes letters patent, trade marks, service marks, trade names, designs, utility models, copyrights (existing and future), design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, moral rights, inventions, improvements to procedures, confidential information, know-how, and rights of like nature arising or subsisting anywhere in the world, in relation to all of the foregoing, whether registered or unregistered.

16                                 Restrictions After Employment

16.1                           For the purposes of this clause the following definitions shall apply:

“Business” shall mean the business of the Company carried on by the Company at the Termination Date and during the period of 12 months prior thereto in which the Executive had been involved during the course of his employment at any time within a period of 12 months before the Termination Date and any other business of the Company or any Group Company carried on during such period in which the Executive was involved during the course of his employment at any time within a period of 12 months before the Termination Date;.

“Client” shall mean any person, firm, company or organisation to whom the Company or any Group Company has supplied Services or with whom they have entered into licensing and/or collaboration arrangements in relation to the Business within a period of 12 months before the Termination Date and with whom or which, during such period the Executive had significant dealings in the course of the Executive’s employment by the Company or any Group Company at any time within a period of 12 months before the Termination Date;

“Prospective Client” means any potential client with whom, to the Executive’s knowledge the Company or any Group Company has been in active negotiations for the supply of Services, or in connection with licensing or collaboration arrangements at any time within a period of 6 months before the Termination Date;

“Services” means any product or service (including, without limitation, licensing and collaboration arrangements) developed or being developed or marketed sold or provided by the Company during the 12 months immediately preceding the Termination Date with which the Executive’s duties were concerned or for which the Executive was responsible or which was provided to the Executive’s knowledge during the 12 months immediately preceding the Termination Date;

“Supplier” shall mean the suppliers of technical consultancy services, specialist laboratory equipment, and/or the manufacturers of specialist raw materials and components to the Company or any Group Company with whom the Executive had significant dealings, in the course of his employment within a period of 6 months before the Termination Date;

“Termination Date” shall mean the date of termination of the Executive’s employment.

16.2                           In order to protect the legitimate business of the Company and any Group Company with which the Executive shall be significantly involved during the course of his employment, the Executive hereby undertakes that (without the prior written consent of the Board) he shall not:

16.2.1                                          for a period of six months after the Termination Date whether directly or indirectly in any capacity whatsoever (on his own behalf or on behalf of any other person, firm or company) solicit or entice away or seek to solicit or entice away from the Company or any Group Company whether by means of the supply of names or expressing views on suitability or otherwise, any person who is and was at the Termination Date employed or engaged by the Company or any Group Company:

16.2.1.1                                                         as a Director;

16.2.1.2                                                         as a member of the Executive committee or as one of the direct reports to the Executive committee; or

16.2.1.3                                                         in a business development capacity;

and with whom the Executive had dealings, in the course of his employment, within a period of 6 months before the Termination Date;

16.2.2                                          for a period of 6 months after the Termination Date whether directly or indirectly in any capacity whatsoever (whether on the Executive’s own behalf or on behalf of any other person, firm or company) solicit or seek in any capacity whatsoever any business, order or custom for any services which are competitive with the Services from any Client or otherwise interfere with the relationship between the Company or any Group Company and any Client;

16.2.3                                          for a period of 3 months after the Termination Date whether directly or indirectly in any capacity whatsoever (whether on the Executive’s own behalf or on behalf of any other person, firm or company) solicit or seek in any capacity whatsoever any business, order or custom for any services which are competitive with the Services from any Prospective Client or otherwise interfere with the relationship between the Company or any Group Company and any Prospective Client;

16.2.4                                          for a period of 6 months after the Termination Date whether directly or indirectly in any capacity whatsoever (whether on the Executive’s own behalf or on behalf of any other person, firm or company) seek to entice away from the Company or otherwise interfere with the terms of dealing or the relationship between the Company and any Group Company and any Supplier;

16.2.5                                          for a period of 6 months after the Termination Date whether directly or indirectly in any capacity whatsoever (whether on the Executive’s own behalf or on behalf of any other person, firm or company) carry on or be directly or indirectly engaged or concerned or interested whether as principal agent, shareholder, employee, consultant or otherwise in any business or concern which provides services competitive with the Services and which competes with (or which is intended once operational to compete with) the Business;

16.2.6                                          for a period of 6 months after the Termination Date not to be employed or engaged by a Client or a Prospective Client of the Company in any capacity in which the Board believes that the Executive’s knowledge of the confidential information of the Company (as defined in clause 17 of this agreement) may prejudice the interests of the Company or any Group Company.

16.3                           After the termination of the Executive’s employment, for any reason whatsoever the Executive shall not for any reason represent himself as still connected with the Company or any Group Company or as still authorised to conduct business on behalf of the Company or any Group Company.

16.4                           The periods of the restrictions referred to in the sub-clauses of clause 16.2 above shall in each case be reduced by the period during which the Company exercises its right to place the Executive on garden leave pursuant to Clause 6 hereof.

16.5                           The Executive agrees and undertakes that in the event of receiving an offer of employment or engagement during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in the clause 16, he will forthwith provide to the offeror a copy of the restrictions in this Agreement.

16.6                           Each of the restrictions in the sub-clauses of this clause shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or the remaining provisions of this Agreement.

17                                  Confidential Information

17.1                           In addition and without prejudice to the Executive’s common law obligations to keep information secret the Executive shall not (except for the purpose of properly performing his duties hereunder or with the prior express written consent of the Company or unless ordered to do so by a Court) during his employment or after its termination use, disclose or communicate and shall use all reasonable endeavours to prevent the improper use, disclosure or communication of:

17.1.1                                          any information of a confidential nature (including but not limited to information regarding the business, inventions or Intellectual Property, confidential unpublished information about the business, accounts, finances, trading, data, surveys or results of any trials, product formulations, details or lists of Clients or Prospective Clients and their contact details and their requirements, the prices charged to and terms of business with the Company’s suppliers, future strategies, marketing and sales plans, sales forecasts, product information, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts) business development plans and strategies, commercial strategies, any information which has been given to the Company in confidence by any of it’s Clients, Suppliers or other persons, details of employees, and contractors, software, marketing strategies of the Company or any Group Company;

17.1.2                                          any confidential report or research undertaken by or for the Company or any Group Company during the course of his employment;

17.1.3                                          any information designated as confidential by the Company or any Group Company or which to his knowledge has been supplied to the Company or any Group Company subject to an obligation of confidentiality.

17.2                           In this clause “information” and “confidential report or research” refer to confidential information and confidential reports and research which came to the knowledge of the Executive during the course of his employment.

17.3                           In order to protect the Company’s confidential information, the Executive agrees that he will not at any time make or arrange to have made any copy, abstract, summary or precis of the whole or any part of any document, computer programme or record belonging to the Company except when required to do so for the purpose of properly performing his duties hereunder, and the Executive acknowledges that any such copy, disk, programme, abstract, summary or precis shall belong to the Company and shall be delivered up to the Company on termination of his employment.

17.4                           The restrictions contained in this clause shall cease to apply with respect to any information, confidential report or research which comes into the public domain otherwise than through an unauthorised disclosure by the Executive or a third party or to information which is required to be disclosed by operation of law.

17.5                           The Executive shall not without the prior written consent of the Board either directly or indirectly publish any opinion, fact or material or deliver any lecture or address or participate in the making of any film radio broadcast or television transmission or communicate with any representative of the media or any third party relating to the business affairs of the Company or any Group Company or to any of its officers, employees, clients, suppliers, agents or shareholders. For the purposes of this clause “media” shall include television (terrestrial, satellite and cable) radio, internet, newspapers and other journalistic publications.

18                                  Termination

18.1                           If the Executive commits any fundamental breach of the Agreement, including without limitation any of the following:

18.1.1                                          the Executive is adjudged bankrupt or enters into any composition or arrangement with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act 1986;

18.1.2                                          the Executive shall commit any act of dishonesty whether relating to the Company, any Group Company, an employee or otherwise;

18.1.3                                          the Executive is guilty of any serious misconduct or commits any serious or (having been given notice in writing) persistent breach of any of his obligations to the Company or any Group Company (whether under this Agreement or otherwise) or refuses or neglects to comply with any reasonable and lawful orders or directions given to him by the Board;

18.1.4                                          the Executive shall be convicted of any criminal offence (other than an offence under the road traffic legislation in the United Kingdom or elsewhere for which a penalty other than imprisonment (either immediate or suspended) is imposed) or other than one which in the opinion of the Board does not adversely affect his position as a director;

18.1.5                                          the Executive is guilty of any serious mis-conduct tending in the reasonable opinion of the Board to prejudicially affect the interests or reputation of the Company or any Group Company;

18.1.6                                          the Executive shall fail, after due and proper warning, to perform his duties competently;

18.1.7                                          being suspended/disqualified by any relevant regulatory authority which would prevent the Executive from carrying out his duties;

18.1.8                                          the Executive shall be or become prohibited by law from being a director;

18.1.9                                          the Executive shall resign as a director of the Company or any Group Company without the consent of the Board;

then the Company shall be entitled by written notification  to the Executive to forthwith determine his employment under this Agreement. In the event of termination pursuant to this sub-clause 18.1 the Executive shall have no claim against the Company or any Group Company for pay in lieu of notice or damages or otherwise by reason of such termination. The provisions of this sub-clause 18.1 are without prejudice to any rights, which the Company may have at common law to terminate the employment of the Executive summarily.

18.2                          Notwithstanding Clause 5.1, the Company may terminate this Agreement by notice of not less than one week plus the statutory minimum notice given at any time whilst the Executive is incapacitated by ill health or accident from performing his duties under this Agreement and he has been so incapacitated for any period of more than 6 months or for periods aggregating 9 months in the preceding period of 24 months, provided that the Company shall withdraw any such notice if during the currency of the notice the Executive returns to full time duties and provides a medical practitioner’s certificate satisfactory to the Board to the effect that he has fully recovered his health and no recurrence of his illness or incapacity can reasonably be anticipated;

18.3                          Upon whichever is the first to occur of (a) the Company exercising its rights pursuant to Clause 6 [Garden Leave] and requesting the Executive’s resignation, (b) termination howsoever arising of his employment and/or this Agreement, or (c) upon request, the Executive shall immediately tender his resignation from all offices he holds in the Company and in any Group Company without prejudice to any other rights accruing to either party hereto and without claim for compensation. In the event of the Executive failing so to resign as required herein, the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignations.

18.4                           After the termination of the Executive’s employment hereunder he shall not at any time thereafter represent himself as being in any way connected with or interested in the business of or employed by the Company or any Group Company other than as a shareholder; or use for trade or other purposes the name of the Company or any Group Company or any name capable of confusion therewith other than as a shareholder.

18.5                           The Executive will both during and at any time after the termination of his employment under this Agreement provide the Company or any Group Company with such assistance as it may require in the conduct of such proceedings in any Court, Tribunal or other body of competent jurisdiction as may arise in respect of which the Company or any Group Company or its or their legal advisers believe the Executive may be able to provide assistance. The Company shall pay the Executive’s reasonable expenses necessarily incurred in providing such assistance.

18.6                           The termination of the Executive’s employment hereunder for whatever reason shall not affect those terms of this Agreement which are expressed to have effect thereafter and shall be without prejudice to any accrued rights or remedies of the parties.

18.7                           Upon termination of the Executive’s employment howsoever arising the Executive shall have no rights as a result of this Agreement or any alleged breach of this Agreement to any compensation under or in respect of any share or bonus plan in which he may participate or have received grants or allocations at or before the Termination Date. Any rights which he may have under such plans shall be exclusively governed by the rules of such plans.

18.8                           The Executive agrees that after termination, howsoever occurring, he will not make or publish any adverse, derogatory, misleading or untrue comments on the Company or any member of the Group, and members of their respective Board of Directors or any of their employees and agrees that he will not take part in any conduct conducive or potentially conducive to the bringing of the Company or any member of the Group its directors and/or employees into disrepute.

19                                  Return of Company Property

19.1                           Upon whichever is the first to occur of (a) the Company exercising its rights pursuant to Clause 6 or (b) termination howsoever arising of his employment and/or this Agreement, the Executive shall subject to clause 20.2 upon demand:

19.1.1                                          deliver up to the Company Secretary all property in his possession or under his control belonging to the Company or any Group Company including but nor limited to all motor cars, credit cards, keys and passes, equipment, details of client records, Company manuals, records made by the Executive in the course of his employment, address lists, address books, diaries, computer lists, disks, programmes and software, correspondence, documents, books, papers, files, records, training records and reports and other property or material belonging to or relating to the business of the Company and any Group Company or their suppliers or clients which may have come into his possession, custody or control in the course of or in consequence of his employment (and whether or not belonging to the Company or any Group Company) and the Executive shall not be entitled to and shall not retain any copies thereof in whatever form

19.1.2                                          irrevocably delete any information belonging to the Company or any Group Company from any computer system in his possession or under his control which computer system is not directly or indirectly the property of the Company or any Group Company.

19.2                           The Executive will, on being requested to do so, send to the Company addressed to the Board a signed statement confirming that he has complied with the obligations in clause 19.1 above.

19.3                           Where the Company exercises its rights pursuant to Clause 6 the Executive shall not be obliged to return any property provided to him as a contractual benefit. The Executive shall return such property forthwith on the termination of this Agreement.

20                                  Grievance and Disciplinary Procedure

20.1                           The Executive is subject to the Company’s disciplinary rules and disciplinary procedures in force from time to time. Such rules and procedures shall not form part of the Executive’s contract of employment.

20.2                           The Company reserves the right to suspend the Executive for the purposes of investigating any allegation of misconduct or breach of this Agreement. The period of suspension shall not normally exceed one month. Whilst suspended the Executive shall continue to be entitled to his salary and all other contractual benefits. During any period of suspension pursuant to this clause the Executive shall not, except with the prior written consent of the Board attend any premises of the Company or any Group Company, conduct any business on behalf of the Company or any Group Company or contact any employee or customer of the Company or any Group Company.

20.3                           If the Executive wishes to seek redress of any grievance relating to his employment he should refer such grievance to the Board. Appeal against warnings issued under the disciplinary or performance improvement procedures should be notified to the Company Secretary, in writing, within five working days of receipt of the warning setting out in full the grounds of the Executive’s appeal.

21                                  Data Protection

The Executive agrees to acquaint himself with and abide by the Company’s Data Protection Policy from time to time in force, breach of which will be treated as a serious disciplinary matter, which may result in his dismissal.

22                                  Share Dealings

22.1                           The Executive shall comply, where relevant, with every rule of law, every requirement of the London Stock Exchange and every regulation of the Company from time to time in force in relation to dealings in shares, debentures or other securities of the Company or any Group Company and unpublished price sensitive information affecting the shares, debentures or other securities of any other company and, in relation to overseas dealings, the Executive shall also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.

22.2                           The Executive shall not (and shall procure so far as he is able that his spouse and children shall not) deal or become or cease to be interested (within the meaning of Part I of Schedule XIII to the Companies Act 1985) in any securities of the Company except in accordance with any Company rules or guidelines from time to time relating to securities transactions by directors.

23                                  Reconstruction or Amalgamation

If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered reasonable alternative employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of the termination of his employment under this Agreement.

24                                  General

24.1                           No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by the Company of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

24.2                           There are no collective agreements which directly affect the terms and conditions of the Executive’s employment.

25                                  Notices

25.1                           Any notice or other communication given or made under this Agreement shall be in writing and may be delivered to the relevant party or sent by first class prepaid letter to the address of that party specified in this Agreement or to that party’s facsimile number thereat or at such other address or facsimile number as may be notified by that party from time to time for this purpose. Service at the last notified address or facsimile number shall be effective for the purposes of this Agreement notwithstanding the fact that either party may subsequently have changed its address or facsimile number without having notified the other party under the provisions of this clause.

25.2                           Unless the contrary shall be proved each such notice or communication shall be deemed to have been given or made and delivered, if by letter, 72 hours after posting and, if by delivery or facsimile, when respectively delivered or transmitted.

26                                  Other Agreements

This Agreement supersedes all other agreements other than those expressly referred to in this Agreement whether written or oral between the Company or any Group Company and the Executive relating to the employment of the Executive and the Executive acknowledges and warrants to the Company that he is not entering into this Agreement in reliance on any representation not expressly set out herein.

27                                  Governing Law

This Agreement shall be governed by and construed in all respects in accordance with English law and the parties agree to submit to the non-exclusive jurisdiction of the English courts as regards any claim or matter arising in respect of this Agreement.

28                                  Power Of Attorney

The Executive hereby appoints the Company to act as his attorney with authority in his name and on his behalf to execute any deed or instrument and/or any such thing and generally to use his name for the purposes of resigning as a director of the Company and taking such steps as are necessary to implement the Executive’s obligation under clause 15. The Executive hereby declares that this Power of Attorney is given to secure his obligations under this Agreement and shall be irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971.

29                                  Execution

This Agreement may be executed in two or more counterparts and the counterparts shall together constitute one agreement provided that each party has executed one or more counterparts.

In witness whereof this Agreement has been duly executed by the parties as a deed the day and year first above written.

Executed by as a deed	)
by SKYEPHARMA PLC))		. . . . . . . . . . . . . . . . . . . . .

Director

. . . . . . . . . . . . . . . . . . . . .

Director/Secretary

Signed and delivered as a deed	)
by the said KENNETH CUNNINGHAM	)
in the presence of:	)

Witness signature:

Witness name:

Witness address:

Witness occupation: